Exhibit 3.2

State of West Virginia

Certificate

I, Joe Manchin III, Secretary of State of the
State of West Virginia, hereby certify that

PDC 2005-A LIMITED PARTNERSHIP

Control Number: 71741

has filed its application for "Certificate of Limited Partnership" in my office according to the provisions of the West Virginia Code. I hereby declare the organization to be registered as a limited partnership from its effective date of November 30, 2004 until a certificate of cancellation has been filed with Secretary of State.

Therefore, I hereby issue this

CERTIFICATE OF LIMITED PARTNERSHIP

Given under my hand and the Great Seal of the State of West Virginia on this day of November 30, 2004 /s/Joe Manchin III Secretary of State